Exhibit 23

Consent of Crowe, Chizek and Company LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on or about March 2, 2001 of First Place Financial Corp. of our report dated July 24, 2002, except for Note 19, dated August 9, 2002 related to the consolidated balance sheets of First Place Financial Corp. as of June 30, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three years ended June 30, 2002, which report is included in this Form 10-K.

CROWE, CHIZEK AND COMPANY LLP

Cleveland, Ohio
September 30, 2002